Exhibit 10.7

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (“Agreement”) dated as of June 29, 2006, by and among Ultra Clean Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), and Leonard Mezhvinsky (“Executive”), to be effective as of the Effective Time (as defined in the Merger Agreement) (the “Effective Date”).

     WHEREAS, upon consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of June 29, 2006 (the “Merger Agreement”), among Sieger Engineering, Inc. (the “Target”), the Company and certain other parties named therein, Target will become a subsidiary of the Company;

WHEREAS, Executive is currently employed by Target;

     WHEREAS, the Company considers it in its best interests to foster the continued employment of Executive with the Company or one of its affiliates from and after the Effective Date;

     WHEREAS, Executive is willing to continue his employment on and after the Effective Date on the terms hereinafter set forth in this Agreement;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
POSITION; TERM OF AGREEMENT

     Section 1.01. Position. (a) As of and following the Effective Date, Executive shall serve as President of the Company and its applicable subsidiaries. Executive shall report to the Chief Executive Officer of the Company. Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Company.

     (b) The Company shall recommend to the Nominating and Corporate Governance Committee that Executive be nominated as a member of the Company’s Board of Directors (the “Board”) as of the appointment of an independent director to the Board.

     (c) During the Employment Term (as defined below), Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

     Section 1.02. Term. The term of this Agreement (the “Employment Term”) shall commence on the Effective Date and end on the anniversary of the Effective Date, subject to earlier termination if Executive’s employment is terminated by written notice by either party (subject to the terms of this Agreement) or extension by mutual written agreement of the parties.

ARTICLE 2
COMPENSATION AND BENEFITS

     Section 2.01. Base Salary. Commencing on the Effective Date, the Company shall pay Executive an initial annual base salary (the “Base Salary”) at the annual rate of $297,500, payable in accordance with the payroll and personnel practices of the Company from time to time. Executive’s compensation package shall be subject to periodic review by the Board or a committee of the Board.

     Section 2.02. Bonus. Executive shall be eligible to participate in an executive bonus plan in accordance with the terms and conditions of such plan. Executive’s target bonus opportunity shall be $148,750, subject to meeting such performance criteria (including Company performance goals and/or individual performance goals) as shall be set by the Board or the Compensation Committee of the Board in its discretion.

     Section 2.03. Stock Options. Promptly after the Effective Date and subject to approval by the Board, the Company shall grant to Executive an option (the “Option”) to purchase 315,000 shares of common stock of the Company (“Common Stock”), at an exercise price per share equal to the fair market value (determined in accordance with the terms of the Company’s stock incentive plan) of a share of Common Stock on the grant date. Subject to Executive’s continued employment with the Company or one of its subsidiaries as of the applicable vesting date, the Option shall become vested over four years as follows: (i) 25% of the shares constituting the Option shall become vested and exercisable on the first anniversary of the Effective Date, and (ii) thereafter, 1/48 of the shares constituting the Option shall become vested and exercisable per month. Upon a Change of Control (as defined below), the Option shall become fully vested. Except as set forth herein, the Option shall otherwise be subject to the terms of the Company’s stock incentive plan.

     Section 2.04. Employee Benefits. Subject to the terms of the applicable plans, Executive shall be eligible during the Employment Term for employee benefits substantially similar to those benefits made available generally to senior executives of the Company.

     Section 2.05. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.

ARTICLE 3
CERTAIN TERMINATION BENEFITS

     Section 3.01. Involuntary Termination. (a) A “Qualifying Event” means (i) the termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or disability) at any time or (ii) the termination of Executive’s employment by Executive with Good Reason within six months after a Change of Control.

     (b) In the event of any termination of employment during the Employment Term upon a Qualifying Event, Executive shall be entitled to the following benefits (the “Severance Benefits”), subject to Executive signing and not revoking a release of claims in a form reasonably acceptable to the Company and Executive’s continued compliance with the covenants set forth in Section 4.01 hereof or of the Corporate Opportunity Agreement:

     (i) The Company shall (A) continue to pay Executive’s base salary for 12 months following the date of termination and (B) pay Executive as soon as practicable a lump sum, in cash, equal to Executive’s earned but unpaid bonus, if any, as of the date of termination; provided that is the intention of the parties that the timing of the payments under this clause (i) shall be made in compliance with Section 409A of the Code.

     (ii) Continuation of medical and dental benefits for Executive and his dependents substantially similar to, and at the same cost to Executive of, those provided immediately prior to the date of termination until the earlier to occur of (A) the end of the 12-month period after the date of termination and (B) such time as Executive is covered by comparable programs of a subsequent employer.

     (iii) Subject to Section 2.03 above, the portion of any options to purchase stock in the Company held by Executive under the Company’s employee stock option plan which would have become vested and exercisable within the 12-month period following the date of termination shall become fully vested and exercisable on the date of such termination.

     (c) The benefits provided under this Section shall be in lieu of any severance benefits under any plans, programs, policies or practices of the Company and its subsidiaries and shall be reduced by amounts due, or notice period required, under the WARN Act or other applicable law.

     Section 3.02. At-Will Employment Status. Nothing contained in this Agreement shall interfere with the at-will employment status of Executive or with the Company’s or Executive’s right to terminate Executive’s employment at any time, subject to payment of the benefits provided under Section 3.01 if applicable.

     Section 3.03. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) “Cause” means the occurrence of any one or more of the following:

     (i) the failure, refusal or willful neglect of Executive to perform the services required of Executive hereunder;

     (ii) the Company forming a good faith belief that Executive has engaged in fraudulent conduct in connection with the business of the Company or that Executive has committed a felony;

     (iii) Executive’s breach of any of the covenants contained in Section 4.01 or of the Confidentiality Agreement (as defined below); or

     (iv) the Company forming a good faith belief that Executive has committed an act of misconduct, violated the Company’s anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company’s reputation or goodwill.

     (b) “Change of Control” means the occurrence of any one or more of the following:

     (i) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which Executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;

     (ii) the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which Executive has not less than a 5% beneficial interest); or

     (iii) any acquisition by any person or persons (other than the direct and indirect holders of outstanding equity of the Company immediately after the Effective Date and other than any entity or group in which Executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change in Control;

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who directly or indirectly held the Company’s securities immediately before such transaction.

     (c) “Good Reason” means the occurrence of any of the following without Executive’s written consent:

     (i) A significant reduction in the duties, position and responsibilities held by the Executive immediately prior to the Change of Control;

     (ii) A material reduction by the Company of Executive’s base salary (other than in connection with an action affecting a majority of the executive officers of the Company); or

     (iii) Any relocation of Executive’s office to a location more than 60 miles from its location immediately prior to the Change of Control;

provided, however, that no act or failure to act by the Company shall give rise to Good Reason unless (A) Executive notifies the Company in writing of the circumstances he believes constitute Good Reason hereunder within 30 days after he acquires knowledge of such circumstances and (B) the Company has failed to cure or remedy such circumstances within 30 days of written notice by Executive to the Company.

ARTICLE 4
COVENANTS AND REPRESENTATIONS

     Section 4.01. Nondisparagement, Nonsolicitation And Nondisclosure. (a) In connection with the termination of Executive’s employment hereunder, Executive shall cooperate with the Company and any subsidiary or affiliate of the Company to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

     (b) Executive agrees he will be bound by the non-solicitation covenants in Section 1(b) of the Agreement to Preserve Corporate Opportunity.

     (c) Except as required by law, neither party will at any time (whether during or after termination of Executive’s employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its affiliates or the officers and directors of any of them.

     (d) Executive agrees to execute the Company’s standard form of Confidentiality and Non-Disclosure Agreement (the “Confidentiality Agreement”) and to comply with the obligations thereunder during and after the Employment Term.

     Section 4.02. Material Inducement; Specific Performance. (a) If any provision of Section 4.01 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

     (b) Executive acknowledges that a material part of the inducement for the Company to provide the compensation provided herein is Executive’s covenants set forth in Section 4.01 and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants during or following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 4.01 and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

     Section 4.03. Executive Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.

ARTICLE 5
SUCCESSORS AND ASSIGNMENTS

     Section 5.01. Assignments. Except for an assignment in the event of a change in control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

     Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6
MISCELLANEOUS

     Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i)	if to the Company, to: Ultra Clean Holdings, Inc. 150 Independence Drive Menlo Park, CA 94025 Fax: (650) 326-0929 Attention: Chief Executive Officer

(ii)	if to Executive, to Executive’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 6.02. Dispute Resolution. (a) Except as provided in Section 4.02, each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

     (b) Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne by the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

     Section 6.01. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

     Section 6.02. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company, Target and this affiliates with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, and agreements concerning such matters (other than the Confidentiality Agreement).

     Section 6.03. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

     Section 6.04. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     Section 6.05. Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties.

     Section 6.06. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     Section 6.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

     Section 6.08. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

ULTRA CLEAN HOLDINGS, INC.

By:

Name:
Title:

EXECUTIVE:

Leonard Mezhvinsky